Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myers Industries, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements Nos. 333-158055 and 333-90367 on Form S-8, and No. 33-50286 on Form S-3, of Myers Industries, Inc. and subsidiaries (Company), of our report dated March 7, 2011, with respect to the statement of consolidated financial position of the Company as of December 31, 2010, and the related statements of consolidated income (loss), shareholders’ equity and comprehensive income (loss), and cash flows for years ended December 31, 2010 and 2009, which report appear in the December 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Cleveland, Ohio

March 2, 2012